EXHIBIT 99

COCA-COLA ENTERPRISES INC.

CONTACT:
Laura Asman - Media Relations
(770) 989-3023

Scott Anthony - Institutional-Investor Relations
(770) 989-3105

Helene Krupp - Shareowner Relations
(770) 989-3620

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES

CHANGES TO THE COMPANY'S BOARD OF DIRECTORS

      ATLANTA, February 22, 2000 -- Coca-Cola Enterprises announced today that Henry A. Schimberg has chosen to retire from the Company's Board of Directors, effective tomorrow. Mr. Schimberg has served as a director of Coca-Cola Enterprises since December of 1991. He recently retired from the Company as president and chief executive officer after more than forty years in the soft drink industry. Mr. Schimberg will continue in his role as a consultant to the Coca-Cola system and was recently appointed to the board of directors of Coca-Cola Amatil.

      In a related action, the Board approved the nomination of Lowry F. Kline to the Company's Board of Directors. Mr. Kline will stand for election by the shareowners at the Company's annual meeting in April 2000.

      Mr. Kline joined Coca-Cola Enterprises in 1995 as senior vice president and general counsel, and was promoted to executive vice president and general counsel in 1997. He was elected to the position of chief administrative officer in April of 1999. Prior to joining Coca-Cola Enterprises, Mr. Kline was a partner in the law firm of Miller & Martin, Chattanooga, Tennessee, and served as the Company's general counsel beginning in 1991.

     "We are forever indebted to Henry Schimberg for the countless contributions he has made to Coca-Cola Enterprises," said Summerfield K. Johnston, Jr., chairman and chief executive officer of Coca-Cola Enterprises. "We thank Henry for his many years of service, and we look forward to the increasing role he is taking in Coca-Cola's global bottling system."

      Mr. Johnston continued, "We welcome Lowry Kline's nomination to the Board and know that his extensive experience within the Coca-Cola bottling system, both with Coca-Cola Enterprises and Johnston Coca-Cola Bottling Group, will be a great asset to our Board."

      Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

# # #